Exhibit 99.1

Kroger Delivers Key Year-One Restock Kroger Commitments

Achieved 2018 FIFO operating profit and free cash flow goals,
Grew digital sales 58%, Achieved over $1 billion in cost savings,
Media & Kroger Personal Finance beat alternative profit stream goals,

Announced several transformative Partnerships to Create Customer Value

CINCINNATI, March 7, 2019 — The Kroger Co. (NYSE: KR) today reported fourth quarter and fiscal 2018 results and provided a Restock Kroger progress update after its first full year executing the company’s three-year transformation plan.

Comments from Chairman and CEO Rodney McMullen

“Kroger solidly delivered on what we set out to do in 2018, which was an investment year that laid the groundwork for us to achieve our 2020 Restock Kroger targets including financials. We reached our FIFO operating profit goal and finished the year with sales and business momentum. We have a clear path to achieve $400 million in incremental FIFO operating profit growth and $6.5 billion in cumulative Restock cash flow by the end of 2020.

“As America’s grocer, Kroger has the winning combination of local presence plus a digital ecosystem enhanced by strategic partnerships enabling us to offer our customers anything, anytime, anywhere. We are transforming from grocer to growth company by deploying our assets to serve even more customers and create margin-rich alternative profit streams. We are well positioned to deliver on our Restock Kroger vision to serve America through food inspiration and uplift.”

Key 2018 Restock Kroger Results

•                  Identical sales without fuel at 1.8%, improved over last year

•                  EPS of $3.76; Adjusted EPS of $2.11 near the high end of 2018 guidance

•                  Achieved FIFO operating profit and free cash flow goals

•                  Achieved over $1 billion in cost savings through process improvements

•                  Grew digital sales 58%, expanded Pickup or Delivery to reach 91% of Kroger households

•                  Our Brands achieved its best year ever, reaching record 30.5% unit share in Q4

•                  Announced Partnerships to Create Customer Value including Home Chef, Microsoft, Nuro, Ocado, and Walgreens

•                  Alternative profit streams Media and Kroger Personal Finance beat ambitious operating profit goals

•                  Raised dividend for 12th consecutive year, increased by 12%

•                  Invested in wages and launched Feed Your Future education program for associates

Details of Fourth Quarter 2018 Results

•                  Q4 EPS of $0.32

•                  Adjusted Q4 EPS of $0.48

•                  Q4 ID Sales Without Fuel 1.9%

GAAP net earnings for the fourth quarter totaled $259 million, or $0.32 per diluted share. GAAP net earnings in the same period last year were $854 million, or $0.96 per diluted share.

Adjusted net earnings totaled $390 million, or $0.48 per diluted share (see Table 6, the 2018 Fourth Quarter Adjustment Items). Adjusted net earnings in the same period last year were $483 million, or $0.54 per diluted share (see Table 6, the 2017 Fourth Quarter Adjustment Items).

Total sales decreased 9.5% to $28.1 billion in the fourth quarter compared to $31.0 billion for the same period last year. Excluding fuel, the 53rd week in fiscal 2017, the convenience store business unit divestiture, and the merger with Home Chef total sales increased 1.6% in the fourth quarter over the same period last year.

Gross margin was 22.0% of sales for the fourth quarter. Excluding fuel, the 53rd week, and the LIFO credit, gross margin decreased 93 basis points from the same period last year due mostly to changes in mix and investments in supply chain, as well as investments in price.

Kroger recorded a LIFO credit of $10 million in the fourth quarter, compared to a $54 million LIFO credit in the same quarter last year.

Operating, General & Administrative costs as a rate of sales, excluding fuel, the 53rd week and the 2018 and 2017 Fourth Quarter Adjustment items, increased 39 basis points due entirely to incentive pay and continuing to staff digital initiatives. Rent and depreciation on the same basis was flat.

Kroger did not adjust the rates as a percent of sales described above for the divestiture of the convenience store business and the merger with Home Chef because the effect was insignificant.

Kroger’s fourth quarter 2018 ended on February 2, 2019.

Fiscal 2018 Results

•                  2018 EPS of $3.76

•                  Adjusted 2018 EPS of $2.11

•                  2018 ID Sales Without Fuel 1.8%

GAAP net earnings for 2018 totaled $3.1 billion, or $3.76 per diluted share. GAAP net earnings in 2017 were $1.9 billion, or $2.09 per diluted share.

Adjusted net earnings totaled $1.7 billion, or $2.11 per diluted share (see Table 6, the 2018 Adjustment Items). Adjusted net earnings in 2017 were $1.8 billion, or $1.95 per diluted share (see Table 6, the 2017 Adjustment Items).

For fiscal 2018, Kroger’s adjusted net earnings per diluted share result was slightly ahead of the company’s internal expectations due to results from the solid early execution of Restock Kroger, including process changes that led to sustainable cost controls and higher-margin alternative profit streams. This performance allowed Kroger to continue making incremental Restock Kroger investments while delivering on its guidance range for the year.

Total sales decreased 1.2% to $121.2 billion in 2018 compared to $122.7 billion in 2017.  Excluding fuel, the 53rd week, the convenience store business unit divestiture, and the merger with Home Chef total sales increased 2.0% in 2018 compared to 2017.

Gross margin was 21.7% of sales in 2018.  Excluding fuel, the 53rd week, and the LIFO charge and credit, gross margin decreased 55 basis points compared to 2017.

Kroger’s LIFO charge for 2018 was $29 million, compared to an $8 million LIFO credit in 2017.

Operating, General & Administrative costs as a percent of sales — excluding fuel, the 53rd week, the 2018 and 2017 Adjustment Items, and a $111 million contribution to the UFCW Consolidated Pension Plan in 2017, increased 14 basis points; rent and depreciation on the same basis declined 1 basis point compared to 2017.

FIFO operating margin for 2018 decreased 68 basis points compared to the prior year, with the following exclusions: fuel, the 53rd week, the 2018 and 2017 Adjustment Items, a $111 million contribution to the UFCW Consolidated Pension Plan in 2017.

Restock cash flow was $1.9 billion for 2018 (see table 7).

Kroger did not adjust the rates as a percent of sales described above for the divestiture of the convenience store business and the merger with Home Chef because the effect was insignificant.

Financial Strategy

Kroger’s financial strategy is to use its free cash flow to drive growth while also maintaining its current investment grade debt rating and returning capital to shareholders. The company actively balances the use of its cash flow to achieve these goals.

Over the last four quarters, Kroger has used cash to:

•                  Invest a combined $589 million in Ocado securities and Home Chef,

•                  Contribute an incremental $185 million pre-tax to company-sponsored pension plans,

•                  Repurchase 79 million common shares for $2.0 billion, which includes $1.2 billion repurchased under an accelerated stock repurchase plan with after-tax proceeds from the sale of Kroger’s convenience store business unit,

•                  Pay $437 million in dividends, and

•                  Invest $3.0 billion in capital, excluding mergers, acquisitions, and purchases of leased facilities.

Kroger’s net total debt to adjusted EBITDA ratio, on a 52-week basis, is 2.83 (see table 5). The company’s net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50. Kroger intends to use its free cash flow to bring the leverage ratio back into the target range.

2019 Guidance

Kroger is targeting identical sales growth, excluding fuel, to range from 2.0% to 2.25% in 2019.

The company expects net earnings to range from $2.15 to $2.25 per diluted share and FIFO operating profit to range from $2.9 to $3.0 billion for 2019.

The company expects capital investments, excluding mergers, acquisitions, and purchases of leased facilities, to range between $3.0 and $3.2 billion in 2019.

Kroger expects its 2019 tax rate to be approximately 22%.

Fourth Quarter 2018 Restock Kroger Highlights

Redefine the Grocery Customer Experience

•                  Introduced Kroger Pay (http://ir.kroger.com/file/Index?KeyFile=396724453) and the Kroger REWARDS debit card

•                  Expanded nationwide retail rollout of Home Chef (http://ir.kroger.com/file/Index?KeyFile=396641437) meal kits

•                  Welcomed half a million new households to the Simple Truth® brand in one period

•                  Shared five predictions for the future of retail (http://ir.kroger.com/file/Index?KeyFile=396365680) at NRF 2019: Retail’s Big Show

•                  Launched the Rx Savings Club (http://ir.kroger.com/file/Index?KeyFile=396075018) to reduce the cost of prescription drugs for customers

•                  Hosted ‘First Pitch’ event at Natural Products Expo West (http://ir.kroger.com/file/Index?KeyFile=396990323) to partner with more natural and organic suppliers

Partner for Customer Value

•                  Announced a collaboration with Microsoft (http://ir.kroger.com/file/Index?KeyFile=396285733) to introduce connected store experience pilot and Retail as a Service commercial product

•                  Announced two additional Ocado (http://ir.kroger.com/file/Index?KeyFile=396791694) shed locations in Florida and the Mid-Atlantic

•                  Activated the world’s first-ever unmanned grocery delivery service (http://ir.kroger.com/file/Index?KeyFile=396134793) in partnership with Nuro

Develop Talent

•                  Consistent with the company’s history of thoughtful and measured succession planning, Kroger announced transition plans in 2019 for two key roles that support Kroger’s future:

•                  Announced promotion of Gary Millerchip to senior vice president and chief financial officer, effective April 4, 2019, and retirement of Mike Schlotman,

executive vice president and chief financial officer at the end of 2019. Mr. Schlotman will continue as chief financial officer until April 3, 2019. He will then remain as executive vice president and continue to sit on the senior leadership team to support the company during this transition period until December 28, 2019.

•                  Announced promotion of Yael Cosset to senior vice president and chief information officer effective May 1, 2019 and retirement of Chris Hjelm, executive vice president and chief information officer. Mr. Hjelm will remain as executive vice president and continue to sit on the senior leadership team to support the company during this transition period until his retirement on August 1, 2019.

•                  The company also announced a key promotion in support of Restock Kroger and beyond with the appointment of Stuart Aitken to the newly-created role of senior vice president, alternative business. In this role, Mr. Aitken assumes oversight for Kroger’s successful existing alternative profit businesses, including 84.51° and Kroger Personal Finance. Mr. Aitken will also lead the development of a full portfolio of alternative businesses to support the transformation of Kroger’s growth model.

Live Kroger’s Purpose

•                  Launched the Zero Hunger | Zero Waste Innovation Fund (http://ir.kroger.com/file/Index?KeyFile=396624315)

•                  Named a finalist for the 2019 Engage for Good Halo Awards for Zero Hunger | Zero Waste (https://www.thekrogerco.com/sustainability/zero-hunger-zero-waste/)

•                  Kroger’s Zero Hunger | Zero Waste Food Rescue program in stores rescued 15% more food and resulted in $2.3 million waste expense savings compared to the previous year.

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: to Feed the Human SpiritTM. We are nearly half a million associates who serve over nine million customers daily through a seamless digital shopping experience and 2,764 retail food stores under a variety of banner names (https://www.thekrogerco.com/about-kroger/our-business/grocery-retail/), serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom (https://www.thekrogerco.com/newsroom/) and investor relations site (http://ir.kroger.com/).

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Note: Kroger discusses the changes in certain operating results, as a percentage of sales, excluding recent mergers due to them affecting comparability to last year.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “achieve,” “committed,” “continue,” “effect,” “expects,” “future,” “goal,” “growth,” “guidance,” “intends,” “pilot,” “plan,”  “range,” “result,” “strategy,” “target,” “vision,” and “will.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in Kroger’s annual report on Form 10-K for the last fiscal year and any subsequent filings, as well as the following:

•                  Kroger’s ability to achieve sales, earnings, incremental FIFO operating profit, and free cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger’s response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, changes in tariffs, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the uncertain pace of economic growth; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger’s future growth plans; the ability to execute on Restock Kroger; and the successful integration of merged companies and new partnerships.

•                  Kroger’s ability to achieve these goals may also be affected by Kroger’s ability to manage the factors identified above. Kroger’s ability to execute its financial strategy may be affected by its ability to generate cash flow.

•                  Kroger’s effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on March 7, 2019 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, March 7, 2019.

4th Quarter and Fiscal Year 2018 Tables Include:

1.              Consolidated Statements of Operations

2.              Consolidated Balance Sheets

3.              Consolidated Statements of Cash Flows

4.              Supplemental Sales Information

5.              Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.              Net Earnings Per Diluted Share Excluding the Adjustment Items

7.              Restock Cash Flow

Contacts: Media: Kristal Howard (513) 762-1304; Investors: Rebekah Manis (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FOURTH QUARTER				YEAR-TO-DATE
	2018		2017		2018		2017

SALES	$28,091	100.0%	$31,031	100.0%	$121,162	100.0%	$122,662	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	21,902	78.0	24,240	78.1	94,894	78.3	95,662	78.0
OPERATING, GENERAL AND ADMINISTRATIVE (a)	5,013	17.9	5,456	17.6	20,305	16.8	21,041	17.2
RENT	204	0.7	220	0.7	884	0.7	911	0.7
DEPRECIATION AND AMORTIZATION	581	2.1	565	1.8	2,465	2.0	2,436	2.0

OPERATING PROFIT	391	1.4	550	1.8	2,614	2.2	2,612	2.1

OTHER INCOME (EXPENSE)
INTEREST EXPENSE	(142)	(0.5)	(148)	(0.5)	(620)	(2.2)	(601)	(0.5)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN COSTS	(7)	(0.0)	(506)	(1.6)	(26)	(0.1)	(527)	(0.4)
MARK TO MARKET GAIN ON OCADO SECURITIES	75	0.3	—	—	228	0.8	—	—
GAIN ON SALE OF BUSINESS	—	—	—	—	1,782	6.3	—	—

NET EARNINGS (LOSS) BEFORE INCOME TAX EXPENSE	317	1.1	(104)	(0.3)	3,978	3.3	1,484	1.2

INCOME TAX (BENEFIT) EXPENSE	66	0.2	(957)	(3.1)	900	0.7	(405)	(0.3)

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	251	0.9	853	2.8	3,078	2.5	1,889	1.5

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(8)	—	(1)	—	(32)	—	(18)	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$259	0.9%	$854	2.8%	$3,110	2.6%	$1,907	1.6%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.32		$0.97		$3.80		$2.11

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	798		875		810		895

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.32		$0.96		$3.76		$2.09

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	806		884		818		904

DIVIDENDS DECLARED PER COMMON SHARE	$0.140		$0.125		$0.545		$0.495

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)

LIFO credits of ($10) and ($54) were recorded in the fourth quarters of 2018 and 2017, respectively. For the year-to-date period, a LIFO charge of $29 and a credit of ($8) were recorded for 2018 and 2017, respectively.

Note:

Certain prior-year amounts have been reclassified to conform to current-year presentation. In the first quarter of 2018, the Company adopted ASU 2017-07, “Compensation — Retirement Benefits (Topic 715 ): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” and restated prior periods for the adoption.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	February 2,	February 3,
	2019	2018

ASSETS
Current Assets
Cash	$411	$339
Temporary cash investments	18	8
Store deposits in-transit	1,181	1,161
Receivables	1,589	1,637
Inventories	6,846	6,533
Assets held for sale	166	604
Prepaid and other current assets	592	835

Total current assets	10,803	11,117

Property, plant and equipment, net	21,635	21,071
Intangibles, net	1,258	1,100
Goodwill	3,087	2,925
Other assets	1,335	984

Total Assets	$38,118	$37,197

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$3,157	$3,560
Trade accounts payable	6,059	5,858
Accrued salaries and wages	1,227	1,099
Liabilities held for sale	51	259
Other current liabilities	3,780	3,421

Total current liabilities	14,274	14,197

Long-term debt including obligations under capital leases and financing obligations	12,072	12,029
Deferred income taxes	1,574	1,568
Pension and postretirement benefit obligations	494	792
Other long-term liabilities	1,869	1,706

Total Liabilities	30,283	30,292

Shareowners’ equity	7,835	6,905

Total Liabilities and Shareowners’ Equity	$38,118	$37,197

Total common shares outstanding at end of period	798	870
Total diluted shares year-to-date	818	904

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$3,078	$1,889
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	2,465	2,436
LIFO (credit) charge	29	(8)
Stock-based employee compensation	154	151
Expense for Company-sponsored pension plans	70	591
Goodwill impairment charge	—	110
Deferred income taxes	(33)	(694)
Gain on sale of business	(1,782)	—
Mark to market gain on Ocado securities	(228)	—
Other	122	79
Changes in operating assets and liabilities, net of effects from mergers and disposals of businesses:
Store deposits in-transit	(20)	(265)
Receivables	(208)	61
Inventories	(354)	(23)
Prepaid and other current assets	244	41
Trade accounts payable	213	158
Accrued expenses	416	(40)
Income taxes receivable and payable	289	(96)
Contribution to Company-sponsored pension plan	(185)	(1,000)
Other	(106)	23

Net cash provided by operating activities	4,164	3,413

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(2,967)	(2,809)
Proceeds from sale of assets	85	138
Payments for acquisitions, net of cash acquired	(197)	(16)
Purchases of stores	(44)	—
Net proceeds from sale of business	2,169	—
Purchases of Ocado securities	(392)	—
Other	160	(20)

Net cash used by investing activities	(1,186)	(2,707)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	2,236	1,523
Payments on long-term debt	(1,372)	(788)
Net (borrowings) payments on commercial paper	(1,321)	696
Dividends paid	(437)	(443)
Proceeds from issuance of capital stock	65	51
Treasury stock purchases	(2,010)	(1,633)
Other	(57)	(87)

Net cash used by financing activities	(2,896)	(681)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	82	25

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	347	322
END OF YEAR	$429	$347

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(2,967)	$(2,809)
Payments for lease buyouts	5	13
Changes in construction-in-progress payables	(56)	(188)
Total capital investments, excluding lease buyouts	$(3,018)	$(2,984)

Disclosure of cash flow information:
Cash paid during the year for interest	$614	$656
Cash paid during the year for income taxes	$600	$348

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	FOURTH QUARTER		YEAR-TO-DATE
	2018	2017	2018	2017

EXCLUDING FUEL	$24,554	$24,087	$101,928	$100,153

EXCLUDING FUEL	1.9%	1.8%	1.8%	0.9%

(a)                       Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions.  Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters.  Additionally, sales from all acquired businesses are treated as identical as if they were part of the Company in the prior year.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	February 2,	February 3,
	2019	2018	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$3,157	$3,560	$(403)
Long-term debt including obligations under capital leases and financing obligations	12,072	12,029	43

Total debt	15,229	15,589	(360)

Less: Temporary cash investments	18	8	10
Less: Prepaid employee benefits	125	385	(260)

Net total debt	$15,086	$15,196	$(110)

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, for 2018 and 2017 on a 52 week basis.

	YEAR-TO-DATE
	February 2,	February 3,
	2019	2018

Net earnings attributable to The Kroger Co. on a 53 week basis in fiscal year 2017	$3,110	$1,907
LIFO (credit) charge	29	(8)
Depreciation and amortization	2,465	2,436
Interest expense	620	601
Income tax (benefit) expense	900	(405)
Adjustments for pension plan agreements	155	550
Adjustment for voluntary retirement offering	—	184
Adjustment for Kroger Specialty Pharmacy goodwill impairment	—	110
Adjustment for company-sponsored pension plan termination	—	502
Adjustment for mark to market gain on Ocado securities	(228)	—
Adjustment for gain on sale of convenience store business	(1,782)	—
Adjustment for contingent consideration	33
Adjustment for loss on settlement of financial instrument	42
53rd week EBITDA adjustment	—	(131)
Other	(20)	(18)

Adjusted EBITDA	$5,324	$5,728

Net total debt to adjusted EBITDA ratio on a 52 week basis	2.83	2.65

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.

	FOURTH QUARTER		YEAR-TO-DATE
	2018	2017	2018	2017

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$259	$854	$3,110	$1,907

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (a)(b)	131	234	121	360

ADJUSTMENT FOR VOLUNTARY RETIREMENT OFFERING (a)(c)	—	—	—	117

ADJUSTMENT FOR KROGER SPECIALTY PHARMACY GOODWILL IMPAIRMENT (a)(d)	—	74	—	74

ADJUSTMENT FOR COMPANY-SPONSORED PENSION PLAN TERMINATION (a)(e)	—	335	—	335

ADJUSTMENT FOR GAIN ON SALE OF CONVENIENCE STORE BUSINESS (a)(f)	—	—	(1,360)	—

ADJUSTMENT FOR MARK TO MARKET GAIN ON OCADO SECURITIES (a)(g)	(59)	—	(174)	—

ADJUSTMENT FOR DEPRECIATION RELATED TO HELD FOR SALE ASSETS (a)(h)	—	(13)	(11)	(13)

ADJUSTMENT FOR CONTINGENT CONSIDERATION (a)(i)	26	—	26	—

ADJUSTMENT FOR LOSS ON SETTLEMENT OF FINANCIAL INSTRUMENT (a)(j)	33	—	33	—

ADJUSTMENT FOR TAX ACT (k)	—	(922)	—	(922)

2018 AND 2017 ADJUSTMENT ITEMS	131	(292)	(1,365)	(49)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$390	$562	$1,745	$1,858

53RD WEEK ADJUSTMENT (a)(l)	—	(79)	—	(79)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE AND THE 53RD WEEK	$390	$483	$1,745	$1,779

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.32	$0.96	$3.76	$2.09

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (m)	0.16	0.26	0.15	0.40

ADJUSTMENT FOR VOLUNTARY RETIREMENT OFFERING (m)	—	—	—	0.13

ADJUSTMENT FOR KROGER SPECIALTY PHARMACY GOODWILL IMPAIRMENT (m)	—	0.08	—	0.08

ADJUSTMENT FOR COMPANY-SPONSORED PENSION PLAN TERMINATION (m)	—	0.38	—	0.37

ADJUSTMENT FOR GAIN ON SALE OF CONVENIENCE STORE BUSINESS (m)	—	—	(1.65)	—

ADJUSTMENT FOR MARK TO MARKET GAIN ON OCADO SECURITIES (m)	(0.07)	—	(0.21)	—

ADJUSTMENT FOR DEPRECIATION RELATED TO HELD FOR SALE ASSETS (m)	—	(0.01)	(0.01)	(0.01)

ADJUSTMENT FOR CONTINGENT CONSIDERATION (m)	0.03	—	0.03	—

ADJUSTMENT FOR LOSS ON SETTLEMENT OF FINANCIAL INSTRUMENT (m)	0.04	—	0.04	—

ADJUSTMENT FOR TAX ACT (m)	—	(1.04)	—	(1.02)

2018 AND 2017 ADJUSTMENT ITEMS	0.16	(0.33)	(1.65)	(0.05)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$0.48	$0.63	$2.11	$2.04

53RD WEEK ADJUSTMENT (m)	—	(0.09)	—	(0.09)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE AND THE 53RD WEEK	$0.48	$0.54	$2.11	$1.95

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	806	884	818	904

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)

(in millions, except per share amounts)

(unaudited)

(a)                                   The amounts presented represent the after-tax effect of each adjustment.

(b)                                  The pre-tax adjustments for pension plan agreements were $168 and $351 in the fourth quarter of 2018 and 2017, respectively. For the year-to-date period, pre-tax adjustments for pension plan agreements were $155 and $550 in 2018 and 2017, respectively.

(c)                                   The pre-tax adjustment for voluntary retirement offering was $184.

(d)                                  The pre-tax adjustment for Kroger Specialty Pharmacy goodwill impariment was $110.

(e)                                   The pre-tax adjustment for Company-Sponsored pension plan termination was $502.

(f)                                    The pre-tax adjustment for gain on sale of convenience store business was ($1,782).

(g)                                   The pre-tax adjustment for mark to market (gain) on Ocado securities was ($75) in the fourth quarter of 2018 and ($228) in 2018.

(h)                                  The pre-tax adjustment for depreciation related to held for sale assets was ($14) in 2018, and ($19) in 2017.

(i)                                     The pre-tax adjustment for contingent consideration was $33.

(j)                                     The pre-tax adjustment for loss on settlement of financial instrument was $42.

(k)                                  Due to the re-measurement of deferred tax liabilities and the reduction of the statutory income tax rate for the last few weeks of the fiscal year.

(l)                                     The pre-tax 53rd week adjustment was ($119).

(m)                               The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Note:                       2018 Fourth Quarter Adjustment Items include adjustments for pension plan agreements, mark to market gain on Ocado securities, contingent consideration adjustment and an adjustment for the loss on settlement of financial instrument.

2018 Adjustment Items include the 2018 Fourth Quarter Adjustment Items plus the adjustments that occurred in the first three quarters of 2018 for pension plan agreements, the gain on sale of convenience store business, the mark to market gain on Ocado securities and depreciation related to held for sale assets.

2017 Fourth Quarter Adjustment Items include adjustments for pension plan agreements, Kroger Specialty Pharmacy goodwill impairment, company-sponsored pension plan termination, depreciation related to held for sale assets and the Tax Act.

2017 Adjustment Items include the 2017 Fourth Quarter Adjustment Items plus the adjustments that occurred in the first quarter of 2017 for pension plan agreements and the voluntary retirement offering.

Table 7.  Restock Cash Flow

(in millions)

(unaudited)

The items identified below should not be considered an alternative to net cash provided or used by operating or investing activities or any other GAAP measure of performance.  Restock cash flow is an important measure used by management to evaluate available funding for share repurchases, dividends, other strategic investments and managing debt levels. The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.   Management believes restock cash flow is a useful metric to investors and analysts because it demonstrates our ability to make share repurchases and other strategic investments, pay dividends and manage debt levels.

The following table provides a reconciliation of restock cash flow.

	February 2,	February 3,
	2019	2018

Net cash provided by operating activities	$4,164	$3,413

Net cash used by investing activities	(1,186)	(2,707)

Free cash flow	2,978	706

Adjustment for payments for lease buyouts	5	13
Adjustment for purchases of Ocado securities	392	—
Adjustment for purchases of stores	44	—
Adjustment for the sale of business, net of tax	(1,709)	—
Adjustment for payments for acquisitions, net of cash acquired	197	16

Restock cash flow	$1,907	$735